Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations and FP&A
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS(1)(2)
First Quarter 2025
●	Total revenue increased 2.0% to $2,563 million(3)
●	Total property revenue increased 0.2% to $2,488 million(3)
●	Net income decreased 45.9% to $499 million, primarily due to foreign currency gains and (losses)(4)(5)(6)
●	Adjusted EBITDA increased 1.9% to $1,744 million(6)
●	Net income attributable to AMT common stockholders decreased 46.7% to $489 million, primarily due to foreign currency gains and (losses)(4)(5)(6)
●	AFFO attributable to AMT common stockholders decreased 1.0% to $1,290 million
●	AFFO attributable to AMT common stockholders, as adjusted, increased 7.1% to $1,290 million(7)
Boston, Massachusetts – April 29, 2025: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended March 31, 2025.
Steven Vondran, American Tower’s Chief Executive Officer, stated, “The solid leasing trends we saw over the course of 2024 carried into the first quarter, with sustained demand across our global portfolio. In the U.S., accelerating broad-based mid-band deployments and the early indications of capacity-driven new site demand supported our highest quarter of services revenue since 2021. Complemented by favorable leasing and pricing trends at CoreSite, steady activity in our international markets and a continued focus on global cost management, we delivered Attributable AFFO per Share growth, on an as adjusted basis, of 6.6%, while resuming mid-single digit dividend per share growth.
Together with the resilient demand we’re seeing for our portfolio of assets, we remain focused on enhancing the quality of our earnings through active portfolio management, organizational and operational efficiency, disciplined capital allocation and a strong balance sheet, positioning us to better navigate ongoing macroeconomic uncertainty while continuing to meet our customers’ critical connectivity needs. Taken altogether, our business is well positioned to drive profitability and sustained value creation for our shareholders for years to come.”
CONSOLIDATED OPERATING RESULTS OVERVIEW(1)(2)
American Tower generated the following operating results for the quarter ended March 31, 2025 (all comparative information is presented against the quarter ended March 31, 2024).

($ in millions, except per share amounts.)	Q1 2025	Growth Rate
Total revenue(3)	$2,563	2.0%
Total property revenue(3)	$2,488	0.2%
Total Tenant Billings Growth	$97	5.2%
Organic Tenant Billings Growth	$87	4.7%
Property Gross Margin(6)	$1,889	0.6%
Property Gross Margin %	75.9%
Net income(4)(5)(6)	$499	(45.9)%
Net income attributable to AMT common stockholders(4)(5)(6)	$489	(46.7)%
Net income attributable to AMT common stockholders per diluted share(4)(5)(6)	$1.04	(46.9)%
Adjusted EBITDA(6)	$1,744	1.9%
Adjusted EBITDA Margin %	68.1%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(4)(6)	$816	(39.3)%
AFFO attributable to AMT common stockholders	$1,290	(1.0)%
AFFO attributable to AMT common stockholders per Share	$2.75	(1.4)%
AFFO attributable to AMT common stockholders, as adjusted(7)	$1,290	7.1%
AFFO attributable to AMT common stockholders per Share, as adjusted(7)	$2.75	6.6%
Cash provided by operating activities	$1,295	0.9%
Less: total cash capital expenditures(8)	$340	(15.4)%
Free Cash Flow	$955	8.3%
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(1)On September 12, 2024, American Tower Corporation (the “Company” or “American Tower”) completed the sale of 100% of the equity interests in its operations in India (“ATC TIPL” or “ATC India”) to Data Infrastructure Trust, an Infrastructure Investment Trust sponsored by an affiliate of Brookfield Asset Management (the “ATC TIPL Transaction”). The ATC TIPL Transaction qualified for presentation as discontinued operations. Prior to the divestiture and classification as discontinued operations, ATC TIPL’s operating results were included within the Asia-Pacific property segment. Accordingly, the operating results of ATC TIPL are reported as discontinued operations for all prior periods presented. Please refer to the footnotes and definitions in this release regarding treatment of discontinued operations.
(2)Prior period results and associated growth rates for total revenue, total property revenue, total Tenant Billings Growth, Organic Tenant Billings Growth, Property Gross Margin, Adjusted EBITDA, AFFO attributable to AMT common stockholders, as adjusted, and AFFO attributable to AMT common stockholders per Share, as adjusted, exclude the impacts associated with discontinued operations related to the ATC TIPL Transaction. Net income, Net income attributable to AMT common stockholders, Net income attributable to AMT common stockholders per diluted share, Nareit Funds From Operations (FFO) attributable to AMT common stockholders, AFFO attributable to AMT common stockholders, AFFO attributable to AMT common stockholders per Share, Cash provided by operating activities, total cash capital expenditures and Free Cash Flow include the impacts associated with discontinued operations related to the ATC TIPL Transaction.
(3)Q1 2025 growth rates impacted by a decrease in non-cash straight-line revenue, which represented $17.1 million in the current period as compared to $79.1 million in the prior-year period.
(4)Q1 2025 growth rates impacted by foreign currency losses of approximately $(345.7) million in the current period as compared to foreign currency gains of approximately $127.7 million in the prior-year period.
(5)Q1 2025 growth rates were impacted by an increase in other operating income, primarily due to the gain on the sale of South Africa Fiber of $53.6 million, completed on March 6, 2025.
(6)Q1 2025 growth rates impacted by a decrease in non-cash straight-line revenue, net of non-cash straight-line expense, which represented $8.0 million in the current period as compared to $68.4 million in the prior period.
(7)Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility (as defined below), at the applicable historical borrowing cost for the respective prior period. No additional adjustments are required related to the repayment of approximately $120 million under the Company’s unsecured term loan in India, as amended in January 2024 (the “India Term Loan”), as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.
(8)Q1 2025 cash capital expenditures include $8.9 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended March 31, 2025, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q1 2025(1)
Distributions per share	$1.70
Aggregate amount (in millions)	$795.8
Year-over-year per share growth	4.9%
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(1)    The distribution declared on March 6, 2025 was paid on April 28, 2025 to stockholders of record as of the close of business on April 11, 2025.

Capital Expenditures – During the first quarter of 2025, total capital expenditures were approximately $340 million, of which $38 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the first quarter of 2025, the Company spent approximately $148 million to acquire 242 communication sites, including 145 sites in the U.S. and 97 sites in Europe.
On April 1, 2025, the Company completed the acquisition of a multi-tenant data center facility in Denver, Colorado, in which it previously leased space (“DE1”). The acquisition added incremental customer leases and operating spaces within DE1, and additional space and power capacity that the Company intends to develop within the data center.
Other Events – On March 6, 2025, the Company, through its subsidiary ATC South Africa Wireless Infrastructure Proprietary Limited, completed the sale of its fiber assets in South Africa (“South Africa Fiber”) for total consideration of 2.5 billion South African Rand (approximately $137.7 million at the date of closing), resulting in a gain on the sale of approximately $53.6 million, which was included in Other operating income in the accompanying consolidated statements of operations. Prior to the divestiture, South Africa Fiber’s operating results were included within the Africa & APAC property segment.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended March 31, 2025, the Company’s Net Leverage Ratio was 5.0x net debt (total debt less cash and cash equivalents) to first quarter 2025 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of March 31, 2025
Total debt	$36,862
Less: Cash and cash equivalents	2,104
Net Debt	$34,759
Divided By: First quarter annualized Adjusted EBITDA(1)	6,977
Net Leverage Ratio	5.0x
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(1)Q1 2025 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of March 31, 2025, the Company had approximately $11.7 billion of total liquidity, consisting of approximately $2.1 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $9.6 billion under its revolving credit facilities, net of any outstanding letters of credit.
On January 14, 2025, the Company repaid $650.0 million aggregate principal amount of its 2.950% senior unsecured notes due 2025 upon their maturity, and on March 14, 2025, the Company repaid $750.0 million aggregate principal amount of its 2.400% senior unsecured notes due 2025 (the “2.400% Notes”) upon their maturity.
On January 28, 2025, the Company amended its $6.0 billion senior unsecured multicurrency revolving credit facility, as amended and restated in December 2021, as further amended (the “2021 Multicurrency Credit Facility”), its $4.0 billion senior unsecured revolving credit facility, as amended and restated in December 2021, as further amended (the “2021 Credit Facility”) and its $1.0 billion term loan, as amended and restated in December 2021, as further amended (collectively, the “Loans”), to, among other things, extend the maturity dates under the Loans and to update the Applicable Margins (as defined in the loan agreements) thereunder.
On March 14, 2025, the Company issued senior unsecured notes due 2030 and 2035 in aggregate principal amounts of $650.0 million and $350.0 million, respectively. The 2030 notes have an interest rate of 4.900% per annum and the 2035 notes have an interest rate of 5.350% per annum. The net proceeds of the offering were used to repay the 2.400% Notes, to repay existing indebtedness under the 2021 Multicurrency Credit Facility and for general corporate purposes.

FULL YEAR 2025 OUTLOOK

The following full year 2025 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of April 29, 2025. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking statements” included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for April 29, 2025 through December 31, 2025: (a) 1,319 Argentinean Pesos; (b) 125.80 Bangladeshi Taka; (c) 5.90 Brazilian Reais; (d) 1.43 Canadian Dollars; (e) 985 Chilean Pesos; (f) 4,300 Colombian Pesos; (g) 0.93 Euros; (h) 15.85 Ghanaian Cedis; (i) 130 Kenyan Shillings; (j) 20.50 Mexican Pesos; (k) 1,650 Nigerian Naira; (l) 7,990 Paraguayan Guarani; (m) 3.75 Peruvian Soles; (n) 58.40 Philippine Pesos; (o) 18.90 South African Rand; (p) 3,720 Ugandan Shillings; and (q) 620 West African CFA Francs.
The Company’s outlook reflects estimated positive impacts of foreign currency exchange rate fluctuations to total property revenue, Adjusted EBITDA, AFFO attributable and AFFO attributable per Share to AMT common stockholders of approximately $50 million, $30 million, $20 million and $0.04 per Share, respectively, relative to the Company’s prior 2025 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s 2024 results, for the purposes of the growth rates described below, are presented on a continuing operations basis, with the exception of Net Income, Net Income attributable to AMT common stockholders, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share.
As a result of the estimated positive foreign currency exchange rate fluctuations described above, the Company is raising the midpoints of its full year 2025 outlook for property revenue, Adjusted EBITDA, AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share by $50 million, $30 million, $20 million and $0.04, respectively. The Company is reducing the midpoint for net income and net income attributable to AMT common stockholders by $185 million and $180 million, respectively, primarily due to unrealized foreign currency losses.
Additional information pertaining to the impact of foreign currency and Secured Overnight Financing Rate fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2025 Outlook: ($ in millions, except per share amounts.)	Full Year 2025			Midpoint Growth Rates vs. Prior Year	Midpoint Growth Rates vs. Prior Year, As Adjusted
Total property revenue(1)(2)	$9,970	to	$10,120	1.1%	N/A
Net income	2,740	to	2,840	22.4%	N/A
Net income attributable to AMT common stockholders	2,775	to	2,875	25.3%	N/A
Adjusted EBITDA(3)	6,885	to	6,955	1.6%	N/A
AFFO attributable to AMT common stockholders	4,850	to	4,940	(0.8)%	5.0%
AFFO attributable to AMT common stockholders per Share	$10.35	to	$10.54	(0.9)%	4.8%
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(1)Includes U.S. & Canada segment property revenue of $5,190 million to $5,250 million, international property revenue of $3,755 million to $3,825 million and Data Centers segment property revenue of $1,025 million to $1,045 million, reflecting midpoint growth rates of (0.5)%, 0.8% and 11.9%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of approximately 4% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of nearly 5% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa & APAC, Europe and Latin America segments. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.
(2)Property revenue growth rate includes an estimated negative impact of approximately 2% associated with straight-line revenue recognition.
(3)Adjusted EBITDA growth rate includes an estimated negative impact of approximately 3% associated with straight-line revenue recognition.

2025 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue	N/A	$1,034	N/A	$1,034
Straight-line revenue	28	23	10	61
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa & APAC, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2025 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	≥4.3%	~6%	~5%
New Site Tenant Billings	~0%	~1%	~0.5%
Total Tenant Billings Growth	≥4.3%	~7%	~5.5%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property Tenant Billings Growth reflects the Company’s Africa & APAC, Europe and Latin America segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2025
Discretionary capital projects(1)	$880	to	$910
Ground lease purchases	190	to	210
Start-up capital projects	50	to	70
Redevelopment	360	to	390
Capital improvement	145	to	155
Corporate	10	—	10
Total	$1,635	to	$1,745
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(1)Includes the construction of 1,950 to 2,550 communications sites globally and $610 million of development spend in the Company’s Data Centers segment.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2025
Net income	$2,740	to	$2,840
Interest expense	1,370	to	1,350
Depreciation, amortization and accretion	2,000	to	2,010
Income tax provision	375	to	365
Stock-based compensation expense	170	—	170
Other, including other operating expenses, interest income, (gain) loss on retirement of long-term obligations and other (income) expense	230	to	220
Adjusted EBITDA	$6,885	to	$6,955

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2025
Net income	$2,740	to	$2,840
Straight-line revenue	(61)	—	(61)
Straight-line expense	39	—	39
Depreciation, amortization and accretion	2,000	to	2,010
Stock-based compensation expense	170	—	170
Deferred portion of income tax and other income tax adjustments	105	—	105
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, (gain) loss on retirement of long-term obligations, other (income) expense and long-term deferred interest charges	385	to	375
Capital improvement capital expenditures	(145)	to	(155)
Corporate capital expenditures	(10)	—	(10)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests	(373)	—	(373)
AFFO attributable to AMT common stockholders	$4,850	to	$4,940
Divided by weighted average diluted shares outstanding (in thousands)	468,700	—	468,700
AFFO attributable to AMT common stockholders per Share	$10.35	to	$10.54

Reconciliation of Outlook for EBITDA to AFFO attributable to AMT common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share: ($ in millions, except share and per share data, totals may not add due to rounding.)

	Full Year 2025
Adjusted EBITDA	$6,885	to	$6,955
Straight-line revenue	(61)	—	(61)
Straight-line expense	39	—	39
Cash interest expense	(1,320)	to	(1,300)
Interest income	105	—	105
Cash paid for income taxes	(270)	to	(260)
Capital improvement capital expenditures	(145)	to	(155)
Corporate capital expenditures	(10)	—	(10)
Adjustments and dividends from non-controlling interest	(373)	—	(373)
AFFO Attributable to Common Stockholders	$4,850	to	$4,940
Divided by weighted average shares outstanding	468,700	—	468,700
AFFO attributable to AMT common stockholders per Share	$10.35	to	$10.54

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter and full year ended March 31, 2025 and its updated outlook for 2025. Supplemental materials for the call will be available on the Company’s website, www.americantower.com.

Pre-Registration Link for Dial-in Access
Participants can pre-register for the conference call here in order to receive dial-in information and a personalized PIN.

Access via Webcast
The earnings call will be broadcast live (listen only) and can be replayed shortly after the conclusion of the call via the Investor Relations webcast at https://www.americantower.com/investor-relations/webcasts/.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 149,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Segment Gross Margin, Segment Operating Profit, Segment Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders, as adjusted, AFFO attributable to American Tower Corporation common stockholders per Share, AFFO attributable to American Tower Corporation common stockholders per Share, as adjusted, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings; (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. In certain cases, this could also include the net impact of certain divestitures. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e., does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Adjusted EBITDA: Net income before Income (loss) from equity method investments; Income (loss) from discontinued operations, net of taxes; Income tax benefit (provision); Other income (expense); Gain (loss) on retirement of long-term obligations; Interest expense; Interest income; Other operating income (expense), including Goodwill impairment; Depreciation, amortization and accretion; and Stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, and (viii) other operating income (expense), less cash payments related to capital improvements and cash payments related to corporate capital expenditures and including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and adjustments for discontinued operations, which includes the impact of noncontrolling interests and discontinued operations on both Nareit FFO and the corresponding adjustments included in AFFO. The Company believes this measure provides valuable insight into the operating performance of its assets by further adjusting the Nareit AFFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may otherwise cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector. The Company believes providing this metric, excluding the impacts of noncontrolling interests, enhances transparency, given the minority interests in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders, as adjusted: Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility, at the applicable historical borrowing cost for the respective period. No additional adjustments are required related to the repayment of approximately $120 million under the India Term Loan, as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.
AFFO attributable to American Tower Corporation common stockholders per Share, as adjusted: AFFO attributable to American Tower Corporation common stockholders, as adjusted, divided by the diluted weighted average common shares outstanding.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including the impacts associated with discontinued operations and payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion including adjustments and distributions for unconsolidated affiliates and noncontrolling interests and adjustments for discontinued operations. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Net Debt: Total long-term debt, including current portion and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net debt (total long-term debt, including current portion, and for periods beginning in the first quarter of 2019, finance lease liabilities, less cash and cash equivalents) divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
Segment Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Segment Operating Profit: Segment Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Segment Operating Profit and Segment Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).
Segment Operating Profit Margin: The percentage that results from dividing Segment Operating Profit by revenue.
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2025 outlook and other targets, foreign currency exchange rates, the creditworthiness and financial strength of our customers, the expected impacts of strategic partnerships on our business, our expectations for the closing of signed agreements and the expected impacts of such agreements on our business and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (3) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) increasing competition within our industries may materially and adversely affect our revenue; (5) competition to build or purchase assets could adversely affect our ability to achieve our return on investment criteria; (6) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (7) divestitures and strategic partnerships may materially and adversely affect our financial condition, results of operations or cash flows; (8) our leverage and debt service obligations, including during a rising interest rates environment, may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and may reduce funds available to satisfy our distribution requirements; (9) high inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (10) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (11) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (12) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (13) we may be adversely affected by regulations related to climate change; (14) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (15) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (16) we could have liability under environmental and occupational safety and health laws; (17) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; (18) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (19) our expansion and operational initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (20) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; and (21) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that is provided in the section entitled “Risk Factors” in our most recent annual report on Form 10-K, and other risks described in documents we subsequently file from time to time with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,103.7	$1,999.6
Restricted cash	135.5	108.6
Accounts receivable, net	683.3	540.0
Prepaid and other current assets	583.6	530.6
Total current assets	3,506.1	3,178.8
PROPERTY AND EQUIPMENT, net	19,266.0	19,056.8
GOODWILL	11,921.5	11,768.1
OTHER INTANGIBLE ASSETS, net	14,642.5	14,474.3
DEFERRED TAX ASSET	133.0	122.7
DEFERRED RENT ASSET	3,728.1	3,710.2
RIGHT-OF-USE ASSET	8,166.6	8,089.6
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	691.8	676.9
TOTAL	$62,055.6	$61,077.4
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$199.6	$240.8
Accrued expenses	1,121.1	1,082.0
Distributions payable	816.2	780.3
Accrued interest	325.2	373.6
Current portion of operating lease liability	592.5	576.7
Current portion of long-term obligations	2,816.9	3,693.0
Unearned revenue	450.5	329.2
Total current liabilities	6,322.0	7,075.6
LONG-TERM OBLIGATIONS	34,045.4	32,808.8
OPERATING LEASE LIABILITY	6,928.8	6,875.6
ASSET RETIREMENT OBLIGATIONS	2,445.3	2,393.8
DEFERRED TAX LIABILITY	1,357.9	1,262.0
OTHER NON-CURRENT LIABILITIES	1,019.9	1,012.9
Total liabilities	52,119.3	51,428.7
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	15,077.7	15,057.3
Distributions in excess of earnings	(4,732.5)	(4,424.1)
Accumulated other comprehensive loss	(5,514.0)	(5,954.6)
Treasury stock	(1,301.2)	(1,301.2)
Total American Tower Corporation equity	3,534.8	3,382.2
Noncontrolling interests	6,401.5	6,266.5
Total equity	9,936.3	9,648.7
TOTAL	$62,055.6	$61,077.4

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended March 31,
	2025	2024
REVENUES:
Property	$2,488.2	$2,482.4
Services	74.6	30.2
Total operating revenues	2,562.8	2,512.6
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	599.6	605.0
Services	34.9	13.9
Depreciation, amortization and accretion	492.5	508.8
Selling, general, administrative and development expense(1)	237.5	244.3
Other operating income	(55.8)	(0.4)
Total operating expenses	1,308.7	1,371.6
OPERATING INCOME	1,254.1	1,141.0
OTHER INCOME (EXPENSE):
Interest income	26.9	31.0
Interest expense	(325.3)	(363.8)
Other (expense) income (including foreign currency (losses) gains of $(345.7) and $127.7, respectively	(338.2)	113.1
Total other expense	(636.6)	(219.7)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	617.5	921.3
Income tax provision	(118.9)	(91.3)
NET INCOME FROM CONTINUING OPERATIONS	$498.6	$830.0
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	$—	$91.7
NET INCOME	$498.6	$921.7
Net income attributable to noncontrolling interests	$(9.9)	$(4.3)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$488.7	$917.4
NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$488.7	$825.7
NET INCOME FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$—	$91.7
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income from continuing operations attributable to American Tower Corporation common stockholders	$1.05	$1.77
Basic net income from discontinued operations attributable to American Tower Corporation common stockholders	$—	$0.20
Basic net income attributable to American Tower Corporation common stockholders	$1.05	$1.97
Diluted net income from continuing operations attributable to American Tower Corporation common stockholders	$1.04	$1.77
Diluted net income from discontinued operations attributable to American Tower Corporation common stockholders	$—	$0.20
Diluted net income attributable to American Tower Corporation common stockholders	$1.04	$1.96
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	467,640	466,519
DILUTED	468,519	467,660
_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense in aggregate amounts of $53.4 million and $62.8 million for the three months ended March 31, 2025 and March 31, 2024, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$498.6	$921.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	492.5	549.4
Stock-based compensation expense	53.4	64.9
Other non-cash items reflected in statements of operations	351.3	(41.8)
Increase in net deferred rent balances	(17.1)	(79.0)
Right-of-use asset and Operating lease liability, net	15.6	8.8
Changes in unearned revenue	109.8	130.4
Increase in assets	(155.8)	(99.3)
Decrease in liabilities	(53.3)	(171.5)
Cash provided by operating activities	1,295.0	1,283.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(331.1)	(396.7)
Payments for acquisitions, net of cash acquired	(147.6)	(44.7)
Proceeds from sales of short-term investments and other non-current assets	137.7	6.0
Deposits and other	(9.1)	(0.7)
Cash used for investing activities	(350.1)	(436.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net	—	8.7
Borrowings under credit facilities	850.0	2,790.5
Proceeds from issuance of senior notes, net	998.0	1,293.0
Proceeds from other long-term borrowings	1.2	—
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(1)	(1,840.7)	(3,568.4)
Distributions to noncontrolling interest holders	(29.0)	(160.6)
Contributions from noncontrolling interest holders	0.8	101.4
Proceeds from stock options	19.2	13.9
Distributions paid on common stock	(768.5)	(802.1)
Deferred financing costs and other financing activities(2)	(74.8)	(66.6)
Cash used for financing activities	(843.8)	(390.2)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	29.9	(34.0)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	131.0	423.3
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,108.2	2,093.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,239.2	$2,516.7
CASH PAID FOR INCOME TAXES, NET(3)	$32.9	$66.5
CASH PAID FOR INTEREST	$370.1	$442.3
_____________
(1)Three months ended March 31, 2025 and March 31, 2024 include $0.7 million and $1.1 million of finance lease payments, respectively.
(2)Three months ended March 31, 2025 and March 31, 2024 include $8.2 million and $8.6 million of perpetual land easement payments, respectively.
(3)Three months ended March 31, 2024 includes withholding taxes paid in Singapore of $11.8 million, which were incurred as a result of the ATC TIPL Transaction.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2025
	Property							Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,298	$399	$334	$213	$946	$244	$2,488	$75	$2,563
Segment operating expenses	202	123	99	76	298	99	600	35	635
Segment Gross Margin	$1,096	$277	$234	$137	$648	$145	$1,889	$40	$1,928
Segment SG&A(3)	39	21	20	16	57	23	119	6	126
Segment Operating Profit	$1,057	$256	$214	$121	$591	$122	$1,770	$33	$1,803
Segment Operating Profit Margin	81%	64%	64%	57%	62%	50%	71%	45%	70%

Growth Metrics
Revenue Growth	(0.9)%	(10.4)%	12.3%	4.2%	(0.1)%	8.7%	0.2%	147.0%	2.0%
Total Tenant Billings Growth	3.7%	3.1%	16.6%	7.1%	8.1%	N/A	5.2%
Organic Tenant Billings Growth	3.6%	3.0%	13.2%	5.4%	6.7%	N/A	4.7%

Revenue Components(4)
Prior-Year Tenant Billings	$1,212	$312	$201	$139	$652	$—	$1,864
Colocations/Amendments	38	7	12	5	24	—	62
Escalations	37	16	15	4	35	—	72
Cancellations	(29)	(13)	(3)	(1)	(17)	—	(45)
Other	(3)	(1)	3	(0)	1	—	(1)
Organic Tenant Billings	$1,255	$322	$227	$147	$696	$—	$1,951
New Site Tenant Billings	1	0	7	2	9	—	10
Total Tenant Billings	$1,256	$322	$234	$149	$705	$—	$1,961
Foreign Currency Exchange Impact(5)	(0)	(42)	(6)	(5)	(53)	—	(53)
Total Tenant Billings (Current Period)	$1,256	$280	$228	$144	$652	$—	$1,908

Straight-Line Revenue	10	(7)	13	1	7	0	17
Pre-paid Amortization Revenue	19	1	1	9	10	—	29
Other Revenue	13	18	3	5	26	244	283
International Pass-Through Revenue	—	124	92	56	272	—	272
Foreign Currency Exchange Impact(6)	0	(17)	(2)	(2)	(21)	—	(21)
Total Property Revenue (Current Period)	$1,298	$399	$334	$213	$946	$244	$2,488
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2024
	Property							Services	Total
	U.S. & Canada	Latin America	Africa & APAC(1)	Europe	Total International(2)	Data Centers(3)	Total Property
Segment revenues	$1,311	$446	$297	$205	$947	$225	$2,482	$30	$2,513
Segment operating expenses	204	140	94	74	308	93	605	14	619
Segment Gross Margin	$1,106	$305	$203	$131	$639	$132	$1,877	$16	$1,894
Segment SG&A(4)	37	28	17	16	61	17	115	5	119
Segment Operating Profit	$1,070	$277	$186	$115	$579	$115	$1,763	$11	$1,774
Segment Operating Profit Margin	82%	62%	63%	56%	61%	51%	71%	38%	71%

Growth Metrics
Revenue Growth	1.8%	(4.0)%	(7.5)%	6.7%	(3.1)%	10.6%	0.6%	(42.7)%	(0.3)%
Total Tenant Billings Growth	4.5%	2.9%	21.9%	6.8%	9.9%	N/A	6.4%
Organic Tenant Billings Growth	4.6%	2.8%	14.5%	5.5%	7.2%	N/A	5.5%

Revenue Components(5)
Prior-Year Tenant Billings	$1,159	$285	$201	$129	$615	$—	$1,775
Colocations/Amendments	45	9	16	4	29	—	75
Escalations	35	12	23	4	39	—	73
Cancellations	(25)	(13)	(10)	(1)	(24)	—	(49)
Other	(2)	(0)	1	(0)	1	—	(1)
Organic Tenant Billings	$1,213	$293	$230	$136	$659	$—	$1,872
New Site Tenant Billings	(1)	0	15	2	17	—	16
Total Tenant Billings	$1,212	$294	$245	$138	$676	$—	$1,888
Foreign Currency Exchange Impact(6)	0	19	(44)	2	(24)	—	(24)
Total Tenant Billings (Current Period)	$1,212	$312	$201	$139	$652	$—	$1,864

Straight-Line Revenue	66	(3)	15	1	13	3	83
Pre-paid Amortization Revenue	20	1	3	3	7	—	27
Other Revenue	12	15	(10)	7	13	221	246
International Pass-Through Revenue	—	116	94	52	262	—	262
Foreign Currency Exchange Impact(7)	(0)	5	(6)	1	(0)	—	(0)
Total Property Revenue (Current Period)	$1,311	$446	$297	$205	$947	$225	$2,482
_______________
(1)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.
(2)Total International reflects the Company’s international operations excluding Canada.
(3)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(4)Excludes stock-based compensation expense.
(5)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(6)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(7)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows(1):
	Three Months Ended March 31,
	2025	2024
Net income	$498.6	$921.7
Income from discontinued operations, net of taxes	—	(91.7)
Income tax provision	118.9	91.3
Other expense (income)	338.2	(113.1)
Interest expense	325.3	363.8
Interest income	(26.9)	(31.0)
Other operating income	(55.8)	(0.4)
Depreciation, amortization and accretion	492.5	508.8
Stock-based compensation expense	53.4	62.8
Adjusted EBITDA	$1,744.2	$1,712.2
Total revenue	$2,562.8	$2,512.6
Adjusted EBITDA Margin	68%	68%
_______________
(1)All line items, except for Net income and Income from discontinued operations, net of taxes, exclude discontinued operations.

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended March 31,
	2025	2024
Net income(1)	$498.6	$921.7
Real estate related depreciation, amortization and accretion	457.3	470.0
(Gain) losses from sale or disposal of real estate and real estate related impairment charges(2)	(49.1)	2.9
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(3)	(90.8)	(87.8)
Adjustments for discontinued operations(4)	—	37.3
Nareit FFO attributable to AMT common stockholders	$816.0	$1,344.1
Straight-line revenue	(17.1)	(79.1)
Straight-line expense	9.1	10.7
Stock-based compensation expense	53.4	62.8
Deferred portion of income tax and other income tax adjustments(5)	86.0	53.2
Non-real estate related depreciation, amortization and accretion	35.2	38.8
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	13.8	13.0
Other expense (income)(6)	338.2	(113.1)
Other operating income(7)	(6.7)	(3.3)
Capital improvement capital expenditures	(36.3)	(23.5)
Corporate capital expenditures	(1.4)	(2.3)
Adjustments and distributions for unconsolidated affiliates and noncontrolling interests(8)	(0.0)	(0.5)
Adjustments for discontinued operations(9)	—	2.3
AFFO attributable to AMT common stockholders	$1,290.2	$1,303.1
Divided by weighted average diluted shares outstanding (in thousands)	468,519	467,660
AFFO attributable to AMT common stockholders per Share	$2.75	$2.79
As Adjusted:
AFFO attributable to AMT common stockholders from discontinued operations	—	131.3
AFFO attributable to American Tower Corporation common stockholders from continuing operations	$1,290.2	$1,171.8
Adjustment for interest expense savings associated with the use of ATC TIPL Transaction proceeds	—	32.9
AFFO attributable to AMT common stockholders, as adjusted(10)	$1,290.2	$1,204.8
AFFO attributable to AMT common stockholders per Share, as adjusted(10)	$2.75	$2.58
_______________
(1)For the three months ended March 31, 2024, includes Income from discontinued operations, net of taxes of $91.7 million.
(2)There are no material impairment charges for the three months ended March 31, 2025 and 2024. For the three months ended March 31, 2025, includes a gain on the sale of South Africa Fiber of $53.6 million.
(3)Includes distributions to noncontrolling interest holders, distributions related to the outstanding mandatorily convertible preferred equity in connection with the Company’s agreements with certain investment vehicles affiliated with Stonepeak Partners LP and adjustments for the impact of noncontrolling interests on Nareit FFO attributable to American Tower Corporation common stockholders.
(4)For the three months ended March 31, 2024, includes (i) real estate related depreciation, amortization and accretion for discontinued operations of $38.9 million and (ii) gains from the sale or disposal of real estate and real estate related impairment charges for discontinued operations of $1.6 million.
(5)For the three months ended March 31, 2024, includes adjustments for withholding taxes paid in Singapore of $11.8 million, which were incurred as a result of the ATC TIPL Transaction. We believe that these withholding tax payments are nonrecurring, and do not believe these are an indication of our operating performance. Accordingly, we believe it is more meaningful to present AFFO attributable to American Tower Corporation common stockholders excluding these amounts.
(6)For the three months ended March 31, 2025 and 2024, includes losses (gains) on foreign currency exchange rate fluctuations of $345.7 million and ($127.7) million, respectively.
(7)Primarily includes acquisition-related costs, integration costs and disposition costs.
(8)Includes adjustments for the impact of noncontrolling interests on other line items, excluding those already adjusted for in Nareit FFO attributable to American Tower Corporation common stockholders.
(9)Includes the impact of discontinued operations associated with other line items, excluding the impact already included in Nareit FFO attributable to American Tower Corporation common stockholders.
(10)Represents AFFO attributable to AMT common stockholders from continuing operations adjusted for a full period of interest expense savings associated with the use of approximately $2.0 billion of proceeds from the ATC TIPL Transaction to pay down existing indebtedness under the 2021 Multicurrency Credit Facility, at the applicable historical borrowing cost for the respective period. No additional adjustments are required related to the repayment of approximately $120 million under the
India Term Loan, as the historical interest expense associated with the India Term Loan is already considered as part of AFFO attributable to AMT common stockholders from discontinued operations when deriving AFFO attributable to AMT common stockholders from continued operations.

The reconciliation of Adjusted EBITDA to AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share and AFFO attributable to American Tower Corporation common stockholders per Share, as adjusted are as follows:
	Three Months Ended March 31,
	2025	2024
Adjusted EBITDA	$1,744.2	$1,712.2
Straight-line revenue	(17.1)	(79.1)
Straight-line expense	9.1	10.7
Cash interest expense	(311.5)	(350.8)
Interest income	26.9	31.0
Cash paid for income taxes	(32.9)	(38.1)
Capital improvement capital expenditures	(36.3)	(23.5)
Corporate capital expenditures	(1.4)	(2.3)
Adjustments and dividends for non-controlling interests	(90.8)	(88.3)
Adjustments from discontinued operations	—	131.3
AFFO Attributable to Common Stockholders	$1,290.2	$1,303.1
Divided by weighted average diluted shares outstanding	468.5	467.7
AFFO Attributable to Common Stockholders per Share	$2.75	$2.79
AFFO attributable to AMT common stockholders, as adjusted	$1,290.2	$1,204.8
AFFO attributable to AMT common stockholders per Share, as adjusted	$2.75	$2.58

The reconciliations of segment gross margins are as follows:
	Three Months Ended March 31, 2025
	Property							Services	Total
	U.S. & Canada	Latin America	Africa & APAC	Europe	Total International(1)	Data Centers	Total Property
Gross Margin	$948.3	$229.7	$188.6	$67.0	$485.3	$(2.3)	$1,431.3	$39.7	$1,471.0
Real estate related depreciation, amortization and accretion	147.7	46.8	45.7	70.0	162.5	147.1	457.3	—	457.3
Segment Gross Margin	$1,096.0	$276.5	$234.3	$137.0	$647.8	$144.8	$1,888.6	$39.7	$1,928.3
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(1)Total International reflects the Company’s international operations excluding Canada.

	Three Months Ended March 31, 2024
	Property							Services	Total
	U.S. & Canada	Latin America	Africa & APAC(2)	Europe	Total International(1)	Data Centers	Total Property
Gross Margin	$960.3	$253.5	$158.2	$60.6	$472.3	$(25.2)	$1,407.4	$16.3	$1,423.7
Real estate related depreciation, amortization and accretion	146.1	51.7	44.9	70.4	167.0	156.9	470.0	—	470.0
Segment Gross Margin	$1,106.4	$305.2	$203.1	$131.0	$639.3	$131.7	$1,877.4	$16.3	$1,893.7
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(1)Total International reflects the Company’s international operations excluding Canada.
(2)Excludes the operating results of ATC TIPL, which are reported as discontinued operations.